Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: January 26, 2012

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Media Relations

CONTACT: Christina Reitano

PHONE: 724-539-5708

KENNAMETAL ANNOUNCES RECORD SECOND QUARTER 2012 RESULTS

-	Record December quarter EPS of $0.91 and operating margin of 14.7 percent

-	All-time record adjusted ROIC of 17.3 percent

-	Increases EPS guidance to $3.70 to $3.90 from $3.60 to $3.85

-	Enters into a definitive agreement to acquire Deloro Stellite

LATROBE, Pa., (January 26, 2012) – Kennametal Inc. (NYSE: KMT) today reported record fiscal 2012 second quarter earnings per diluted share (EPS) of $0.91 compared with prior year quarter reported EPS of $0.52. The prior year EPS included restructuring and related charges of $0.05 per share.

Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said “Kennametal again delivered strong results for the December quarter. These results are attributable to the successful implementation of our strategies to outperform industrial production and improve our market position. Organic sales grew by 14 percent year over year, which reflects ongoing customer demand even with strong comparisons from the prior year quarter. Our profitability remains at a high level and we achieved an all-time historical record return on invested capital.”

Cardoso added, “As we announced last week, the pending acquisition of Deloro Stellite reinforces our strategy of acquiring technologies that strengthen our core business. The acquisition is consistent with our strategy of growth by further diversifying our customer base, products, end markets and geographic regions. Also, it reflects our mission to provide customers with innovative solutions to improve their productivity. As always, we are highly disciplined in executing strategies to grow our business and remain committed to continuing to deliver shareowner value.”

Fiscal 2012 Second Quarter Key Developments

•	Sales were $642 million, compared with $566 million in the same quarter last year. Sales increased primarily as a result of organic growth of 14 percent.

•

Operating income was $94 million compared with $62 million in the same quarter last year. The prior year operating income included restructuring and related charges of $5 million. Operating margin of 14.7 percent was a December quarter record and 290 basis points higher than the prior year quarter adjusted operating margin of 11.8 percent. The improved margin was driven by higher sales volume and price realization and incremental restructuring benefits, partially offset in part by higher raw material costs.

•

The reported effective tax rate was 17.3 percent compared to 21.3 percent for the prior year quarter. The current year rate benefitted from a $4 million valuation allowance adjustment and the impact of stronger earnings in our pan-European operations.

•	Second quarter record reported EPS were $0.91 compared with prior year quarter reported EPS of $0.52. The prior year EPS included restructuring and related charges of $0.05.

•	Adjusted ROIC was 17.3 percent as of December 31, 2011 and was an all-time company record. The previous all-time record for adjusted ROIC was 16.2 percent as of September 30, 2011.

•

Cash flow from operating activities was $71 million for the six months ended December 31, 2011, compared with $67 million in the prior year period. Net capital expenditures were $33 million and $14 million for the six months ended December 31, 2011 and 2010, respectively. The company generated year to date free operating cash flow of $38 million compared with $54 million in the same period last year.

Segment Developments for the Fiscal 2012 Second Quarter

•

Industrial segment sales of $410 million increased by 11 percent from $369 million in the prior year quarter, driven by organic growth. On an organic basis, sales increased in all served market sectors led by growth in aerospace and defense of 16 percent, general engineering of 12 percent and a 7 percent increase in transportation. On a regional basis, sales increased by approximately 15 percent in the Americas, 13 percent in Europe and 1 percent in Asia.

•

Industrial segment operating income was $63 million compared with $42 million for the same quarter of the prior year. Industrial operating income was $46 million in the prior year quarter, absent restructuring and related charges. The primary drivers of the increase in operating income were higher sales volume and price realization, partially offset by an increase in raw material costs. Industrial operating margin increased to 15.3 percent from an adjusted operating margin of 12.4 percent in the prior year quarter.

•

Infrastructure segment sales of $232 million increased 18 percent from $197 million in the prior year quarter, driven by 19 percent organic growth. The organic increase was driven by 25 percent higher sales of energy and related products, as well as a 15 percent increase in demand for earthworks products. On a regional basis, sales increased by approximately 34 percent in Asia, 16 percent in the Americas and 10 percent in Europe.

•

Infrastructure segment operating income was $33 million, compared with $22 million in the same quarter of the prior year. Infrastructure operating income was $23 million in the prior year quarter, absent restructuring and related charges. Operating income grew primarily due to higher sales volume and price realization, despite significantly higher raw material costs. Infrastructure operating margin increased to 14.4 percent compared to an adjusted operating margin of 11.8 percent in the prior year quarter.

Fiscal 2012 First Half Key Developments

•

Sales were $1,301 million, compared with $1,095 million in the same period last year. Sales increased as a result of organic growth of 16 percent and a 3 percent favorable impact from foreign currency effects.

•

Operating income was $196 million compared with $119 million in the same period last year. Operating income was $129 million, absent restructuring and related charges in the prior year period. Operating margin was 15.0 percent for the six months ended December 31, 2011, compared with an adjusted operating margin of 11.7 percent for the same period last year.

•	Reported EPS were $1.79 compared with $0.94 in the prior year period. The prior year EPS included restructuring and related charges of $0.10.

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.

Kennametal to Acquire Deloro Stellite

On January 17, 2012, Kennametal announced that it signed a definitive agreement to purchase the Deloro Stellite Group from Duke Street Capital for approximately euro 277 million. The UK-based Deloro Stellite, with approximately euro 220 million in annual sales, is a global manufacturer and provider of alloy-based critical wear solutions for extreme environments involving high temperature, corrosion and abrasion. The company employs approximately 1,300 people across seven primary operating facilities globally, including locations in the U.S., Canada, Germany, Italy, India and China. Through proprietary metal alloys and materials expertise as well as specialized engineering design and fabrication capabilities, Deloro Stellite delivers value-added, tailored wear solutions for customers in Kennametal’s current end markets of energy, which includes oil and gas and power generation, transportation, and aerospace.

This acquisition is in alignment with Kennametal’s growth strategy and positions the company to further achieve geographic and end market balance. The transaction is expected to be accretive to earnings in the fiscal year ending June 30, 2013. Kennametal plans to fund the acquisition through existing credit facilities and operating cash flow, and remains committed to maintaining its investment grade ratings.

Outlook

Global economic conditions and worldwide industrial production are expected to continue to reflect moderate expansion. As such, Kennametal has maintained its fiscal 2012 organic sales growth guidance range of 10 percent to 12 percent and increased total sales growth guidance to a range of 10 percent to 12 percent from its previous estimate of 9 percent to 11 percent. Foreign currency impacts are expected to be offset by the impact of more business days in fiscal 2012. The company has increased its EPS guidance for fiscal 2012 to the range of $3.70 to $3.90 per share from the previous range of $3.60 to $3.85 per share.

Pending the closing of the acquisition of Deloro Stellite, we would expect the impact to EPS for fiscal 2012 to be ($0.05) to ($0.10) which includes transaction costs of approximately $6 million. This impact from Deloro Stellite has not been reflected in Kennametal’s current EPS or sales guidance.

Cash flow from operations is expected to be in the range of $330 million to $360 million for fiscal 2012. Based on capital expenditures of approximately $100 million, the company expects to generate between $230 million to $260 million of free operating cash flow for the full fiscal year.

Dividend Declared

Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend is payable February 22, 2012 to shareowners of record as of the close of business on February 7, 2012.

Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

Second quarter results for fiscal 2012 will be discussed in a live Internet broadcast at 9:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through February 26, 2012.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2012 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2011, customers bought approximately $2.4 billion of Kennametal products and services – delivered by our approximately 12,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

Sales	$641,741	$565,768	$1,300,618	$1,094,926
Cost of goods sold	409,855	365,743	817,672	706,161

Gross profit	231,886	200,025	482,946	388,765

Operating expense	134,566	132,105	280,555	257,125
Restructuring charges	-	3,391	-	6,651
Amortization of intangibles	3,272	2,912	6,733	5,860

Operating income	94,048	61,617	195,658	119,129

Interest expense	5,256	5,564	10,743	11,527
Other (income) expense, net	(1,258)	(253)	(684)	1,658

Income before income taxes	90,050	56,306	185,599	105,944

Provision for income taxes	15,579	12,016	37,555	25,698

Net income	74,471	44,290	148,044	80,246
Less: Net income attributable to noncontrolling interests	774	821	2,361	1,856

Net income attributable to Kennametal	$73,697	$43,469	$145,683	$78,390

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.92	$0.53	$1.82	$0.95

Diluted earnings per share	$0.91	$0.52	$1.79	$0.94

Dividends per share	$0.14	$0.12	$0.26	$0.24

Basic weighted average shares outstanding	79,765	82,186	80,212	82,146

Diluted weighted average shares outstanding	80,936	83,337	81,357	83,012

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2011	June 30, 2011

ASSETS
Cash and cash equivalents	$128,537	$204,565
Accounts receivable, net	404,945	447,835
Inventories	571,063	519,973
Other current assets	115,268	115,212

Total current assets	1,219,813	1,287,585
Property, plant and equipment, net	657,297	697,062
Goodwill and other intangible assets, net	650,328	663,607
Other assets	117,300	106,215

Total assets	$2,644,738	$2,754,469

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$306,339	$310,963
Accounts payable	196,086	222,678
Other current liabilities	243,414	307,880

Total current liabilities	745,839	841,521
Long-term debt and capital leases	1,599	1,919
Other liabilities	267,126	252,388

Total liabilities	1,014,564	1,095,828

KENNAMETAL SHAREOWNERS’ EQUITY	1,610,245	1,638,072
NONCONTROLLING INTERESTS	19,929	20,569

Total liabilities and equity	$2,644,738	$2,754,469

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,

(in thousands)	2011	2010	2011	2010

Outside Sales:
Industrial	$409,887	$369,139	$827,706	$699,797
Infrastructure	231,854	196,629	472,912	395,129

Total outside sales	$641,741	$565,768	$1,300,618	$1,094,926

Sales By Geographic Region:
United States	$272,587	$232,164	$559,323	$474,600
International	369,154	333,604	741,295	620,326

Total sales by geographic region	$641,741	$565,768	$1,300,618	$1,094,926

Operating Income:
Industrial	$62,898	$42,157	$135,583	$78,265
Infrastructure	33,312	21,566	65,866	48,069
Corporate (1)	(2,162)	(2,106)	(5,791)	(7,205)

Total operating income	$94,048	$61,617	$195,658	$119,129

(1)   Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Industrial operating income and margin, Infrastructure operating income and margin, net income and diluted earnings per share, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

FREE OPERATING CASH FLOW (UNAUDITED)				Six Months Ended December 31,
(in thousands)				2011	2010

Net cash flow provided by operating activities				$71,099	$67,401
Purchases of property, plant and equipment				(35,593)	(21,150)
Proceeds from disposals of property, plant and equipment				2,557	7,451

Free operating cash flow				$38,063	$53,702

THREE MONTHS ENDED DECEMBER 31, 2010 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(2)	Diluted EPS

2011 Reported Results	$200,025	$132,105	$61,617	$43,469	$0.52
2011 Reported Operating Margin			10.9%
Restructuring and related charges	993	(758)	5,142	4,366	0.05

2011 Adjusted Results	$201,018	$131,347	$66,759	$47,835	$0.57

2011 Adjusted Operating Margin			11.8%

(in thousands, except percents)				Industrial Operating Income	Infrastructure Operating Income

2011 Reported Results				$42,157	$21,566
2011 Reported Operating Margin				11.4%	11.0%
Restructuring and related charges				3,562	1,580

2011 Adjusted Results				$45,719	$23,146

2011 Adjusted Operating Margin				12.4%	11.8%

(2) Represents amounts attributable to Kennametal shareowners

SIX MONTHS ENDED DECEMBER 31, 2010 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income (2)	Diluted EPS

2011 Reported Results	$388,765	$257,125	$119,129	$78,390	$0.94
2011 Reported Operating Margin			10.9%
Restructuring and related charges	1,964	(780)	9,395	8,117	0.10

2011 Adjusted Results	$390,729	$256,345	$128,524	$86,507	$1.04

2011 Adjusted Operating Margin			11.7%

(2)	Represents amounts attributable to Kennametal shareowners

RETURN ON INVESTED CAPITAL (UNAUDITED)

December 31, 2011 (In thousands, except percents)

Invested Capital	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	Average

Debt	$307,938	$312,721	$312,882	$316,843	$316,379	$313,353
Total equity	1,630,174	1,588,745	1,658,641	1,562,387	1,476,427	1,583,275

Total	$1,938,112	$1,901,466	$1,971,523	$1,879,230	$1,792,806	$1,896,628

		Three Months Ended
Interest Expense		12/31/2011	9/30/2011	6/30/2011	3/31/2011	Total

Interest expense		$5,256	$5,487	$5,466	$5,767	$21,976

Income tax benefit						4,417

Total interest expense, net of tax						$17,559

Total Income		12/31/2011	9/30/2011	6/30/2011	3/31/2011	Total

Net income attributable to
Kennametal, as reported		$73,697	$71,986	$86,655	$64,683	$297,021
Restructuring and related charges		-	-	5,588	4,379	9,967
Noncontrolling interest		774	1,587	174	520	3,055

Total income, adjusted		$74,471	$73,573	$92,417	$69,582	$310,043

Total interest expense, net of tax						17,559

						$327,602
Average invested capital						$1,896,628

Adjusted Return on Invested Capital						17.3%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$297,021
Total interest expense, net of tax						17,559

						$314,580
Average invested capital						$1,896,628

Return on Invested Capital						16.6%

RETURN ON INVESTED CAPITAL (UNAUDITED)

September 30, 2011 (In thousands, except percents)

Invested Capital	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	Average

Debt	$312,721	$312,882	$316,843	$316,379	$318,819	$315,529
Total equity	1,588,745	1,658,641	1,562,387	1,476,427	1,437,616	1,544,763

Total	$1,901,466	$1,971,523	$1,879,230	$1,792,806	$1,756,435	$1,860,292

		Three Months Ended
Interest Expense		9/30/2011	6/30/2011	3/31/2011	12/31/2010	Total

Interest expense		$5,487	$5,466	$5,767	$5,564	$22,284

Income tax benefit						5,125

Total interest expense, net of tax						$17,159

Total Income		9/30/2011	6/30/2011	3/31/2011	12/31/2010	Total

Net income attributable to
Kennametal, as reported		$71,986	$86,655	$64,683	$43,469	$266,793
Restructuring and related charges		-	5,588	4,379	4,366	14,333
Noncontrolling interest		1,587	174	520	821	3,102

Total income, adjusted		$73,573	$92,417	$69,582	$48,656	$284,228

Total interest expense, net of tax						17,159

						$301,387
Average invested capital						$1,860,292

Adjusted Return on Invested Capital						16.2%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$266,793
Total interest expense, net of tax						17,159

						$283,952
Average invested capital						$1,860,292

Return on Invested Capital						15.3%